                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              PLASTI-LINE, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

         [LOGO]

         P.O. Box 59043
         Knoxville, Tennessee 37950-9043
         (615) 938-1511


                           NOTICE OF ANNUAL MEETING
                               OF STOCKHOLDERS
                                TO BE HELD ON
                                APRIL 18, 1995


To the Stockholders of
Plasti-Line, Inc.:

The Annual Meeting of the Stockholders of Plasti-Line, Inc. (the "Company") will be held at the principal executive offices of Plasti-Line, Inc., 623 E. Emory Road, Knoxville, Tennessee 37950-9043, on Tuesday, April 18, 1995 at 11 a.m., local time, for the following purposes:

         1.      To elect directors to a one year term;
         2. To consider and vote upon a proposal to adopt and approve the 1995 Plasti-Line, Inc. Equity Compensation Plan for Non-Employee Directors; and
         3.      To transact any other business as may come before the Annual
                 Meeting.

Only stockholders of record at the close of business on March 14, 1995 will be entitled to notice of and to vote at the Annual Meeting and at any adjournment of the Annual Meeting.

                                        By Order of the Board of Directors


                                        Mark J. Deuschle
March 21, 1995                          Vice President of Finance
Knoxville, Tennessee                    Secretary


TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED PRE-ADDRESSED ENVELOPE.

                               PLASTI-LINE, INC.
                                P.O. BOX 59043
                       KNOXVILLE, TENNESSEE  37950-9043

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 18, 1995


GENERAL INFORMATION

Your proxy is being solicited by the Board of Directors of Plasti-Line, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the principal executive offices of Plasti-Line, Inc. 623 E. Emory Road, Knoxville, Tennessee 37950-9043, on Tuesday, April 18,
1995 at 11 a.m., local time and at any reconvened meeting following adjournment thereof. A stockholder who submits a proxy pursuant to this solicitation may revoke it at any time before it is voted. A proxy may be revoked (i) by the delivery of a letter to the Secretary of the Company at the Company's address set forth above, (ii) by a subsequent proxy executed by the person executing the prior proxy and presented at the Annual Meeting prior to commencement of voting on any matter, or (iii) by attending the Annual Meeting and voting in person. The approximate date of the mailing of this proxy material to stockholders is March 21, 1995.

At the close of business on March 14, 1995, the record date for the Annual Meeting (the "Record Date"), the Company had issued and outstanding 3,684,286 shares of common stock, $.001 par value per share. Only holders of Common Stock of record on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Stockholders are not entitled to cumulate votes in electing directors. Each share of Common Stock is entitled to one vote. A quorum for the purposes of the annual meeting shall consist of the holders, present in person or proxy, of a majority of the shares of Common Stock issued and outstanding and entitled to vote.

ITEM 1:
ELECTION OF DIRECTORS

The election of the nominees for director listed below requires a plurality of the votes cast at the Annual Meeting, provided that a quorum is present. With respect to the election of directors, withholding authority to vote with respect to one or more nominees and broker non-votes will have no effect on the outcome of the election, although such shares would be counted as present for purposes of determining the existence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner votes with respect to at least one proposal but does not vote on other proposals because the nominee does not have discretionary voting power with respect to such other proposal(s) and has not received voting instructions from the beneficial owner.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF ALL OF THE NOMINEES. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

NOMINEES

At the Annual Meeting, the stockholders are being asked to vote on the election of nine directors to hold office until the 1996 Annual Meeting of Stockholders and until their successors are duly elected and qualified. John F. Daly who has served as a director since 1985 is retiring as a director. The following table lists the Company's nominees for election as directors and shows certain information concerning each nominee. All of the nominees for director of the Company were elected at the 1994 Annual Meeting of Stockholders with the exception of H. Mitchell Watson, Jr., who was appointed a director by the Board of Directors in October 1994, and Donald F. Johnstone, who stands for election for an initial term as a director.

         DIRECTOR NAME                   AGE            DIRECTOR SINCE
         -------------                   ---            --------------
         Richard A. Banfield             53                 1989
         Howard L. Clark, Jr.            51                 1993
         James G. Hanes, III             51                 1980
         James A. Haslam, III            41                 1991
         Donald F. Johnstone             64          First time nominee
         James R. Martin                 51                 1980
         J. Hoyle Rymer                  50                 1987
         James F. Smith, Jr.             65                 1983
         H. Mitchell Watson, Jr.         57                 1994

The following is a summary of the principal business associations of the Company's nominees for director.

RICHARD A. BANFIELD has been the President and Chief Operating Officer of the Company since June 1992. From 1989 to June 1992 he was the Vice President and General Manager of the Automotive Systems Group and a Vice President of Johnson Controls, Inc., a manufacturer of automotive seating and components.

HOWARD L. CLARK, JR. has been the Vice Chairman of Lehman Brothers, Inc. since January 1993. From January 1990 to January 1993, he was Chairman and Chief Executive Officer of Shearson Lehman Brothers Holdings, Inc. He was Executive Vice President and Chief Financial Officer of American Express Company from September 1985 to January 1990. Mr. Clark also serves as a director of Fund American Enterprises Holdings, Inc. and Maytag Corporation.

JAMES G. HANES, III, is a private investor.

JAMES A. HASLAM, III, is a the Executive Vice President of Pilot Corporation, and has been employed in various capacities by Pilot Corporation for over 15 years. Pilot, founded in 1958 by James A. Haslam, II, is a national chain of 100 convenience stores and "Travel Centers" located in 25 states, operated from it headquarters office in Knoxville, Tennessee. Mr. Haslam has also served as a director of First American National Bank of Knoxville, a wholly-owned subsidiary of First American Corporation, since 1985.

DONALD F. JOHNSTONE has been the President and Chief Executive Officer of Whittle Communications L.P., an advertising and communications company since March 1994. From January 1990 to March 1994 he was President and Chief Executive Office of Philips Consumer Electronics Company, a manufacturer and marketer of audio and video products. Prior to January 1990, Mr. Johnstone served in sales and marketing capacities and as a division general manager for General Electric.

JAMES R. MARTIN has been the Chairman of the Board and Chief Executive Officer of the Company since June 1992. He was President of the Company from 1980 to June 1992 and has been the Company's principal stockholder since 1980. He is a director of First American Corporation, a bank holding company in Nashville, Tennessee.

J. HOYLE RYMER is a director of Dorsey Trailers, Inc. Mr. Rymer is also a director of First American Bank of Cleveland, a wholly-owned subsidiary of First American Corporation. Since July 1989, he has been the President of JHR Co., an investment company. For the previous five years, until his retirement in October 1988, he was President of Magic Chef Co., a division of Maytag, Inc.

JAMES F. SMITH, JR. has been a director of First American Corporation, a bank holding company, since November 1983. He was President, Chairman of the Board and Chief Executive Officer of First American Corporation from May 1990 until February 1991. From February 1991 to December 1992 he served as Chairman of the Board of First American Corporation. He continued to serve as a non-employee Chairman of the Board of First American Corporation until December 1994. He also served as Chairman of the Board and Chief Executive Officer of First American National Bank of Knoxville, Tennessee from 1983 until December 1989, when it was merged with First American National Bank, Nashville, Tennessee.

H. MITCHELL WATSON, JR. has been the President of Sigma Group of America, a consulting company, since June 1992. From 1989 to June 1992, Mr. Watson was President and Chief Executive Officer of Rolm Co., a joint venture between International Business Machines, Inc. and Siemen's AG. Mr. Watson is also a retired Vice President of International Business Machines, Inc.

DIRECTORS' MEETINGS AND COMPENSATION

During the fiscal year ended January 1, 1995 ("fiscal 1994"), the Company's Board of Directors met five times, the Audit Committee met twice, the Compensation Committee met twice, the Executive Committee met seven times, and the Nominating Committee met once. Each of the incumbent directors attended at least 75% of the aggregate number of all meetings of the Board and the committees on which he served.

The Executive Committee has the power to act during intervals between meetings of the Board on all matters permitted to be delegated to an executive committee by Tennessee law. The Executive Committee also advises the Board on, and monitors, the strategic business and financial planning of the Company. The Executive Committee consists of Mr. Daly (Chairman), Mr. Haslam, Mr. Martin, and Mr. Smith.

The Audit Committee reviews the Company's internal accounting and financial controls and the selection of the Company's independent accountants. It also reviews with the independent accountants the scope and results of the annual audit and the Company's reporting systems and practices and makes recommendations to the Board of Directors with respect to any or all of the foregoing. The Audit Committee consists of Mr. Smith (Chairman), Mr. Daly, Mr. Hanes, and Mr. Haslam.

The Compensation Committee reviews and recommends to the Board of Directors the remuneration (including salary, bonus and other benefits) to be paid or made available to officers and key employees of the Company and reviews benefit programs available to all company employees. The Compensation Committee consists of Mr. Clark (Chairman), Mr. Daly, Mr. Haslam, and Mr. Rymer.

The Nominating Committee reviews and recommends to the Board of Directors candidates to join the Board when vacancies exist. The Nominating Committee does not accept recommendations of nominees for the Board of Directors from stockholders. The Nominating Committee consists of Mr. Rymer (Chairman), Mr. Daly, and Mr. Martin.

In fiscal 1994, the Chairman of the Audit Committee earned $16,000, the Chairman of the Executive Committee earned $26,000, and the Chairman of the Compensation Committee and Nominating Committee each earned $14,000 respectively, for serving as directors and in such capacities. All other directors of the Company who served a full year earned $10,000. During 1994, pursuant to the Company's 1991 Stock Incentive Program, each non-employee director was awarded nonqualified, immediately exercisable stock options to purchase 500 common shares at an exercise price of $8.00 per share (except Mr. Watson's grant of 2,500 shares vesting after two years of service as a director which has an exercise price of $6.25 per share) at any time during the ten year period following the date of grant.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Under the federal securities laws, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission (the "Commission"). Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any failure to file by these dates. During the fiscal year ended January 1, 1995, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners of the Company were complied with by such persons. In making this disclosure, the Company has relied solely on written representations of its directors, executive officers and its ten percent holders and copies of the reports that they have filed with the Commission.

EXECUTIVE COMPENSATION

The following is the Summary Compensation Table for compensation earned during the 1992, 1993 and 1994 fiscal years by the Chief Executive Officer and all executive officers of the Company whose total annual salary and bonus in connection with the Company's 1994 fiscal year were in excess of $100,000 (for the purposes of this and the following tables and discussion concerning executive compensation, such officers shall be referred to as the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE


                                          ANNUAL COMPENSATION                    LONG  TERM COMPENSATION
                             -------------------------------------------         -----------------------
                                                                                                  SECURITIES
NAME AND PRINCIPAL                                        OTHER ANNUAL        RESTRICTED STOCK    UNDERLYING       ALL OTHER
POSITION              YEAR   SALARY($)      BONUS($)     COMPENSATION($)       AWARDED($)(1)      OPTIONS(#)   COMPENSATION($)(3)
- --------              ----   ---------      --------     ---------------      ----------------    ----------   ------------------
James R. Martin       1994   250,000               -             -                      -              -             2,249
Chairman and Chief    1993   250,000               -             -                      -              -             9,150
Executive Officer     1992   237,844         118,922             -                      -         25,000             7,237

Richard A. Banfield   1994   235,000               -             -                      -              -             2,249
President and Chief   1993   235,000               -        53,926 (5)                  -          5,000             6,901
Operating Officer     1992   123,558 (2)      70,500             -                169,673         20,000 (4)             -

C. Wayne Morris       1994   153,666               -             -                      -              -             2,249
Sr. Vice President-   1993   149,000               -             -                      -          2,000             7,095
Marketing             1992   149,000          39,113             -                 20,000              -             5,656

(1) The value of the restricted stock awards was determined by multiplying the closing price of the Company's Common Stock on the date of grant by the number of shares awarded net of any consideration paid by the Named Executive Officer for such shares. The number and aggregate value of restricted stock holdings of the Named Executive Officers (excluding Mr. Martin who holds no restricted stock) at January 1, 1995 were: for Mr. Banfield 33,750 shares with an aggregate value of $203,425 and for Mr. Morris 20,000 shares with an aggregate value of $124,990. Restricted stock awards that vest over two years were granted on April 16, 1992 to Mr. Morris (10,000 shares). In addition, Mr. Banfield was awarded 18,750 shares on June 29, 1992 that vest in two years. Dividends, if paid on the Company's Common Stock, will be paid on the restricted stock reported in this column.

(2) Mr. Banfield was first employed as an executive officer of the Company as of June 22, 1992. Plasti-Line has an employment agreement with Mr. Banfield that extends until June 22, 1995 and the annual salary under this agreement is $235,000 (the "Salary"). Mr. Banfield would have earned a base salary for fiscal year 1992 equal to the Salary had he been employed as the President and Chief Operating Officer for all of 1992. In the discretion of the Board of Directors, the Salary may be increased during the term of the agreement. If terminated prior to June 22, 1995 by the Company under circumstances not involving cause, the Company would be obligated to pay Mr. Banfield as follows: a) for termination prior to June 22, 1993, the Salary for two years from the date of termination; b) for termination between June 22, 1993 and June 22, 1994, the Salary for the period between the termination date and June 22, 1995; c) for termination after June 22, 1994, the Salary for one year. Upon termination of employment, Mr. Banfield is obligated not to engage in specific competitive activities for a period ending the longer of (i) one year from termination, or (ii) the period of time after termination the Company is required to pay compensation to Mr. Banfield.

(3) Amounts of "All Other Compensation" reflect the Company's matching contributions pursuant to Plasti-Line's 401(k) savings plan and the Company's contribution for the Named Executive Officers into the Company's Profit Sharing Plan as follows:

                                         401(K)                    PROFIT SHARING
                                         ------                    --------------
                              1994        1993       1992      1994      1993     1992
                              ----        ----       ----      ----      ----     ----
    Mr. Banfield             2,249           -          -         -     6,901        -
    Mr. Martin               2,249       2,249      2,182         -     6,901    5,055
    Mr. Morris               2,249       2,249      2,182         -     4,846    3,474

(4) In addition to the options shown, Mr. Banfield received options in 1992 which were issued pursuant to the Director Plan of the 1991 Stock Incentive Program prior to Mr. Banfield's employment by the Company. Mr. Banfield received 500 of such options during 1992.

(5) Mr. Banfield was compensated in 1993 for his relocation to the Knoxville area in the amount of $53,926.

Shown below is information with respect to the unexercised options to purchase the Company's Common Stock in fiscal 1994 and prior years under the 1991 Stock Incentive Program granted to the Named Executive Officers and held by them as of January 1, 1995. The Named Executive Officers did not exercise any options to purchase the Company's Common Stock during fiscal 1994.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND OPTION VALUES AT JANUARY 1, 1995


                               NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED                    IN-THE-MONEY
                          OPTIONS AT JANUARY 1, 1995(#)          OPTIONS AT JANUARY 1, 1995($)(1)
NAME                        EXERCISABLE       UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
- ----                        -----------       -------------    -----------     -------------
James R. Martin                25,000                 -                  -                -
Richard A. Banfield            14,250            13,750                  -                -
C. Wayne Morris                   500             1,500                  -                -

(1) No options held by Named Executive Officers were in-the-money at January 1, 1995.


COMPENSATION COMMITTEE REPORT

As members of the Compensation Committee (the "Committee"), it is our duty to administer the Company's various incentive plans, including its stock incentive plan and its annual incentive plans. In addition, we review compensation levels of members of management, evaluate the performance of management, and consider management succession and related matters. The Committee reviews with the Board in detail all aspects of compensation for the Company's executive officers.

The compensation policy of the Company, which is endorsed by the Committee, is that a substantial portion of the annual compensation of each executive officer relates to, and must be contingent upon, the performance of the Company, as well as the individual contribution of each executive officer. The Committee believes that by emphasizing performance based compensation it will encourage the Company's management to act in concert with the interests of the Company's stockholders. As a result, much of an executive officer's compensation is "at risk" in the form of annual incentive compensation which, at maximum levels, ranges from 67.5% to 112.5% of an executive officer's annual cash salary. The Committee also seeks to align the interests of the Company's executive officers with the interests of its stockholders by making grants under the Company's 1991 Stock Incentive Program (the "1991 Program"). The Committee has not yet adopted a policy responding to Section 162(m) of the Internal Revenue Code, which disallows the deduction of certain annual compensation in excess of $1,000,000 paid to certain executive officers of the Company, since no executive officers are expected to have compensation which exceeds the applicable cap in fiscal 1995.

The Company through the actions of the Committee granted three types of compensation to the Company's officers during fiscal year 1994: (i) base salary, (ii) long term benefits in the form of grants of under the 1991 Program, and (iii) various other benefits relating to, for example, medical expenses. In addition, the Committee authorized the payment of annual incentive compensation to the Company's executive officers if the Company met certain specified levels of performance. No executive officers received any annual incentive compensation in connection with fiscal 1994.

In setting the base annual salaries of the officers of the Company in 1994 and prior years, the Committee, with the assistance of the Company's Chief Executive Officer as to all officers other than himself, considers the following factors: The Committee's review of the overall performance of the Company, the officers' salary in prior year(s), the officers' level of responsibility, the officers' level of performance, and the Committee's perception of the level of compensation paid by other similarly situated companies. The Committee's review of the foregoing factors was subjective and the Committee assigned no fixed value or weight to any of the factors when making its decisions regarding base salary.

The Committee then reviews and sets each officer's salary at a level that both reflects the Committee's desire that a substantial portion of each officer's compensation be "at risk" in the form of an annual incentive tied to performance, and its evaluation of the other factors set forth in this paragraph. Mr. Banfield's salary must be at least $235,000 pursuant to the terms of his employment agreement.

At the beginning of 1994, the Committee reviewed and continued the annual base salary of the Company's Chief Executive Officer, Mr. Martin, at $250,000 based upon the factors set forth above.

In addition to base salary, the Company, under the Committee's direction, awards its executive officers annual incentives pursuant to incentive plans adopted each year. The Company's 1994 annual incentive plan was based upon the attainment of goals set by the Committee with the assistance of Mr. Martin relating to (i) the Company's return on net assets (the "RONA"), (ii) the Company's average days of inventory ("Inventory Days"), (iii) the Company's responsiveness to customers ("Customer Service Percentage"), and (iv) personalized objectives for each eligible officer/employee of the Company based on each participant's level of responsibility, prior experience, and other individualized factors (the "personal objective"). Each participating executive officer was to be awarded a percentage of his or her base salary ranging from 25% or 50% based on his or her level of responsibility (Mr. Martin was the only officer at the 50% level) multiplied by a percentage based upon a comparison of the goals set by the Committee to the Company's actual RONA, Inventory Days, and Customer Service Percentage and the officer's actual level of performance. In connection with the 1994 fiscal year, Mr. Martin could have earned a maximum of 112. 5% of his base salary as an annual incentive payment. Irrespective of whether an executive officer met his or her personal objectives or whether the Company met the goals set for Inventory Days or the Customer Service Percentage, attainment of a certain percentage of the RONA goal by the Company was a threshold requirement before any annual incentive payments could be earned. The Company did not meet the required threshold percentage of its RONA goal in 1994 which resulted in no annual incentive payments being made to any executive officers of the Company, including Mr. Martin.

The Committee also provides long-term compensation to the Company's executive officers (including the Named Executive Officers) of the Company pursuant to the Company's 1991 Program. The Committee chose to award the Company's executive officers stock options under the 1991 Program in 1994 based upon the Committee's consideration of the executive officers' responsibilities and relative position in the Company, the individual performance of the executive officers, and the Committee's review of the overall performance of the Company. The Committee's review of the foregoing factors was subjective and the Committee assigned no fixed value or weight to any of the factors when making its decisions regarding grants under the 1991 Program.

The Company also provides compensation to its executive officers in the form of certain other benefit plans. The executive officers' and Mr. Martin's participation in these plans are unaffected by the economic performance of the Company. In 1994, these plans included medical benefit plans open to all of the Company's employees and certain other plans described briefly below.

The Company maintains a 401(k) Pre-Tax Savings Plan (the "Savings Plan") for salaried employees. Under the Savings Plan, each participant may elect to defer from one to twelve percent of the participant's annual compensation, which amount is then credited to the participant's individual account. In addition, out of its current or accumulated net income, the Company must make an annual matching contribution to the account of each participant who is an employee of the Company as of the end of each calendar year. This matching contribution is equal to one-quarter of the first six percent of the compensation deferred by each participant. Company matching contributions and any earnings thereon vest after four years of service.

The Company's Profit Sharing Plan (the "Profit Sharing Plan") is available to all salaried employees of the Company who have completed one year of service during which they have worked one thousand hours. The Company must make annual contributions to the Profit Sharing Plan out of its current or accumulated net income in an amount set by the Board, which amount may not be less than three percent of the Company's net income for the calendar year with respect to which the contribution is being made. The Company's annual plan contribution may not exceed either the maximum amount which is deductible for federal income tax purposes or the maximum allowable plan contribution under the Internal Revenue Code of 1986. The Company's annual contributions are allocated to participants' accounts under a formula based on compensation.

Each participant's allocated amount under the Profit Sharing Plan becomes one hundred percent vested after four years of service.

The Company also provides a supplemental medical plan for certain executive officers, including Mr. Martin, that pays each of them up to $3,000 annually for medical expenses not covered by the Company's other medical insurance plans.

No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries.

Compensation Committee:

John F. Daly              J. Hoyle Rymer
Howard L. Clark, Jr.      James A. Haslam, III


    COMPARISON FOR FIVE YEAR CUMULATIVE TOTAL RETURN FOR PLASTI-LINE, INC.


                                    [GRAPH]


* Assumes $100 invested on January 1, 1990 in Plasti-Line, Inc. Common Stock, NASDAQ Stock Market (U.S. Companies) and NASDAQ Non-Financial Stocks and that all dividends were reinvested.

The following represents the data points plotted on the graph above:


                                                 FISCAL YEAR ENDED
TOTAL RETURNS       ----------------------------------------------------------------------------
INDEX FOR           12/29/89     12/31/90      12/31/91      12/31/92     12/31/93      12/30/94
- ---------           --------     --------      --------      --------     --------      --------
Plasti-Line, Inc.    100.0         55.0          40.0          82.5        108.8          52.5
Nasdaq Stock
Market               100.0         84.9         136.3         158.6        180.9         176.9
Nasdaq Non-
Financial Stocks     100.0         88.0         141.7         154.9        177.6         170.3

TRANSACTIONS WITH MANAGEMENT

During fiscal 1994, the Company paid an aggregate of $144,000 in interest and service charges to First American National Bank of Knoxville, Tennessee ("First American"), of which Mr. Haslam, a director of the Company, is a director. The bank is a subsidiary of First American Corporation of which Mr. Smith and Mr. Martin are directors. The interest was paid with respect to borrowings under the Company's revolving loan agreement which ranged from $0 to $4,004,475 during the 1994 fiscal year. At March 16, 1995, the principal amount outstanding under this revolving loan agreement was $2,289,000. First American is the principal depository of funds of the Company and provides other banking services to the Company.

BENEFICIAL OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL
STOCKHOLDERS

The following table sets forth information with respect to beneficial ownership of the Common Stock by each director, each nominee for director, each Named Executive Officer, all directors and executive officers as a group, and beneficial owners of more than 5% of the Common Stock as of the Record Date.

                                       AMOUNT OF STOCK                     PERCENTAGE OF
NAME                                BENEFICIALLY OWNED(1)                 COMMON STOCK(2)
- ----                                ---------------------                 ---------------
James R. Martin (3)                       1,766,519              (4)          47.6%
James G. Hanes, III (5)                     218,925           (6)(7)           5.9%
Richard A. Banfield                          48,000              (8)           1.3%
John F. Daly                                 27,750              (9)
James F. Smith, Jr.                          24,250              (6)
C. Wayne Morris                              20,500             (10)             -
J. Hoyle Rymer                               14,000              (6)             -
James A. Haslam, III                         10,500             (11)             -
Howard L. Clark, Jr.                          2,000                              -
H. Mitchell Watson, Jr.                           -                              -
Donald F. Johnstone                               -                              -

All directors,  nominees for
director and executive officers           2,154,794             (12)          57.5%
as a group (13 persons)

SoGen International Fund, Inc./
Societe General Asset Management            264,600             (13)           7.2%
Corp.

(1) Except as provided below, the person named has sole voting and investment power with respect to all shares shown.
(2)   Percentages less than 1% not shown.
(3) Business address of beneficial owner: P.O. Box 9043, Knoxville, Tennessee 37950-9043.
(4) Includes 167,086 shares held in Martin Children's Trust of which Mr. Martin, as sole trustee, has sole investment and voting power. Also includes options to purchase 25,000 shares which are immediately exercisable. Excluded from the shares indicated as being owned by Mr. Martin are 150,800 shares in which Mr. Martin disclaims beneficial ownership. Of such 150,800 shares, 113,500 shares are owned by the Martin Family Trust, 8,900 are shares owned by Julia Martin's Trust, and 8,900 are shares owned by Justin Martin's Trust (James G. Hanes, III is trustee of each of the foregoing trusts), and 19,500 shares are owned in equal parts by Mr. Martin's children, Julia A. and Justin J. Martin. Mr. Martin does not have any voting or investment power with respect to such 150,800 shares.
(5) Business address of beneficial owner: 480 Shepherd St., Winston-Salem, North Carolina 27103.

(6) Includes options to purchase 4,000 shares of Common Stock which are immediately exercisable.
(7) Includes 113,500 shares held in Martin Family Trust, 8,900 shares held in Julia Martin's Trust and 8,900 shares held in Justin Martin's Trust over which Mr. Hanes, as sole trustee of each of the foregoing trusts, has sole investment and voting power. Also includes 26,448 shares held indirectly for Mr. Hanes' children.
(8) Includes options to purchase 14,250 shares of Common Stock which are immediately exercisable.
(9) Includes options to purchase 1,500 shares of Common Stock which are immediately exercisable.
(10) Includes options to purchase 500 shares of Common Stock which are immediately exercisable.
(11) Includes options to purchase 3,500 shares of Common Stock which are immediately exercisable.
(12) Includes options to purchase 62,000 shares of Common Stock which are immediately exercisable.
(13) SoGen International Fund, Inc. (the "Fund"), beneficially owns 264,600 shares of Common Stock. Societe Generale Asset Management Corp. in its role as "Advisor" to the Fund, may be deemed to be a beneficial owner of such shares. The principal business offices of the Fund and the Adviser are located at 50 Rockefeller Plaza, New York, New York 10020. The Company has relied solely on a Schedule 13G filed on February 15, 1995 by the Fund with the Securities and Exchange Commission for the information above. The Company makes no representation as to the accuracy or completeness of the information reported regarding the Fund and the Advisor.

ITEM 2: ADOPTION AND APPROVAL OF THE 1995 PLASTI-LINE, INC. EQUITY COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

The adoption and approval of the 1995 Plasti-Line, Inc. Equity Compensation Plan for Non-Employee Directors (the "Plan"), pursuant to the terms of the Plan, requires the vote of a majority of the shares of the outstanding Common Stock of the Company. With respect to the proposal to adopt and approve the Plan, abstentions and broker non-votes will be counted as part of the requisite number of base votes to be used in determining if the proposals have received the requisite number of votes for approval, and will have the same effect as a vote "against" such proposals.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION AND APPROVAL OF THE 1995 PLASTI-LINE, INC. EQUITY COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS THE STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

On December 13, 1994, the Board of Directors adopted the Plan, subject to stockholder approval at the Annual Meeting. The Plan and the issuance of shares of Common Stock of the Company under the Plan are conditioned upon the Plan's approval by the holders of a majority of the shares of the Common Stock of the Company. If approved by the stockholders, the Plan will be deemed to be effective as of January 1, 1995. The following is a summary of provisions of the Plan, which summary is qualified in its entirety by reference to the Plan. A copy of the Plan will be furnished to any stockholder of the Company upon written request made to the Secretary of the Company at the Company's address on page one of this Proxy Statement.

The Plan is intended to encourage non-employee directors of the Company to own more shares of the Company's Common Stock and thereby to align their interests more closely with the interests of the other stockholders of the Company, to encourage the highest level of non-employee director performance by providing such directors with a direct interest in the Company's attainment of its financial goals, and to provide a financial incentive that will help attract and retain the most qualified non-employee directors.

The Plan provides that a maximum of 150,000 shares of the Company's Common Stock shall be reserved and made available for issuance thereunder. If the Company shall at any time increase or decrease the number of its outstanding shares of Common Stock or change in any way the rights and privileges of such shares payable in Common Stock, or through a stock split, subdivision, consolidation, combination, reclassification or capitalization involving the Common Stock, the remaining number of shares of Common Stock as to which awards may be granted under the Plan shall be increased, deceased or changed in like manner as if they had been issued and outstanding at the time of such occurrence. In addition, the Committee may adjust the number of shares available for grant under the Plan upon the occurrence of any other event involving the Common Stock of the Company which the Committee determines equitably requires such action.

All directors of the Company who are neither officers nor employees of the Company are eligible to participate in the Plan. Beginning in 1995, each participant in the Plan shall receive fifty percent (50%) of the value of his fees for serving as a director of the Company in the form of stock awards under the Plan instead of cash. Stock awards under the Plan shall be made as of the last business day prior to each payment of a participant's director fees. The total number of shares of Common Stock included in each such stock award shall be determined by dividing the amount of the participant's fee that is to be paid in Common Stock by the fair market value of a share of Common Stock on the date of grant. Shares of Common Stock received by a participant under the Plan may not be transferred or otherwise disposed of until at least six months after the date of grant.

PLAN ADMINISTRATION. The Plan will be administered by the Compensation Committee. The Compensation Committee, however, has no authority, discretion or power (i) to select the participants who will receive awards under the Plan,
(ii) to determine the awards to be granted pursuant to the Plan, the number of shares of Common Stock to be issued under each award under the plan or the time at which such awards are to be granted, (iii) to establish the nature of the awards under the Plan, or (iv) to alter any other terms or conditions specified in the Plan.

AMENDMENT, TERMINATION The Board of Directors may at any time terminate, and from time to time amend or modify, the Plan, provided that no amendment or modification shall be made more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated thereunder. Amendments to the Plan shall be submitted to the stockholders for approval when such approval is required under any applicable statutory requirements such as Rule 16b-3 under the Securities Exchange Act of 1934.

BENEFITS TO DIRECTORS The employees and executive officers of the Company are not entitled to participate in the Plan. It is not currently possible to determine the number of shares of Common Stock that will be received by each participant in the Plan. If the Plan had been in effect during the Company's 1994 fiscal year, each participant would have received the following number of shares of Common Stock.

      NAME OF DIRECTORS                        NUMBER OF SHARES
      -----------------                        ----------------
      Howard L. Clark, Jr.                          1,101
      John F. Daly                                  2,045
      James G. Hanes, III                             786
      James A. Haslam, III                            786
      J. Hoyle Rymer                                1,101
      James F. Smith, Jr.                           1,259
      H. Mitchell Watson, Jr.                         156

      Non-Executive Officer Directors as a Group   7,234

ADDITIONAL INFORMATION

AUDITORS

The Board of Directors has not yet selected auditors for the 1995 fiscal year. The Company is satisfied with the accounting and audit services performed by its current auditors. However, as part of the Company's ongoing cost control efforts, management may solicit proposals for such services from other accounting firms as well as its current auditors. Management will make a recommendation to the Audit Committee as to the appointment of auditors.

Coopers & Lybrand is the accounting firm which examined and reported on the Company's financial statements for the last fiscal year. It is expected that representatives of that firm will be present at the meeting to answer questions directed to them. If representatives of Coopers & Lybrand attend the meeting, they will have the opportunity to make a statement if they desire.




PROPOSALS OF STOCKHOLDERS

All proposals of stockholders intended to be presented at the Company's 1996 Annual Meeting of Stockholders must be received by the Secretary of the Company at the address set forth on page one of the Proxy Statement before November 22, 1995 if they are to be considered for possible inclusion in the 1996 Proxy Statement and for of proxy.

SOLICITATION OF PROXIES

The expense of preparing and mailing the Notice of Annual Meeting, Proxy Statement and proxy card will be paid by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and regular employees of the Company (who will receive no additional compensation), by personal interviews, telephone and telegraph. It is anticipated that banks, custodians, nominees and fiduciaries will forward proxy soliciting material to beneficial owners of the Common Stock and that such persons will be reimbursed by the Company for their expenses incurred in this regard.

OTHER BUSINESS

The Board of Directors is unaware of any other business to be presented for consideration at the Annual Meeting. If, however, other business should properly come before the Annual Meeting, the proxies will be voted in accordance with the best judgment of the proxy holders.

The Company's annual report for its 1994 fiscal year ended January 1, 1995, which includes financial statements for the year, is being forwarded to stockholders of record on the Record Date concurrently with this Proxy Statement.

                                                                     APPENDIX A




                              PLASTI-LINE, INC.
             EQUITY COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

SECTION 1

INTRODUCTION

1.1 ESTABLISHMENT. Plasti-Line, Inc., a Tennessee corporation (the "Company"), hereby establishes the 1995 Plasti-Line, Inc. Equity Compensation Plan for Non-Employee Directors (the "Plan") for those directors ("Directors") of the Company who are neither officers nor employees of the Company. The Plan provides for the grant of common stock awards to Directors of the Company.

1.2 PURPOSES. The purposes of the Plan are to encourage the Directors to own more shares of the Company's stock and thereby to align their interests more closely with the interests of the other shareholders of the Company, to encourage the highest level of Director performance by providing the Directors with a direct interest in the Company's attainment of its financial goals, and to provide a financial incentive that will help attract and retain the most qualified Directors.

1.3 EFFECTIVE DATE. The Effective Date of the Plan (the "Effective Date") shall be January 1, 1995. This Plan and each Stock Award granted hereunder is conditioned on and shall be of no force or effect until approval of the Plan by a majority of the shares of voting stock of the Company.

SECTION 2

DEFINITIONS

2.1 DEFINITIONS. The following terms shall have the meanings set forth below:

         (a)     "Board" means the Board of Directors of the Company.

         (b) "Committee" means the Compensation Committee of the Board which is empowered hereunder to take actions in the administration of the Plan.

         (c) "Director" means a member of the Board who is neither an officer nor an employee of the Company.

         (d) "Fair Market Value" means the average of the highest and lowest prices of the Stock as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on a particular date. If there are no Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions. If the price of the Stock is not reported on NASDAQ, the Fair Market Value of the Stock on the particular date shall be as determined by the Committee using a reference comparable to the NASDAQ system.

         (e) "Internal Revenue Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

         (f) "Stock Award" means an award of Stock granted to a Director pursuant to Section 6 that is subject to certain restrictions imposed in accordance with the provisions of the Plan.

         (g)     "Stock" means the $.001 par value Common Stock of the Company.

2.2 GENDER AND NUMBER. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

SECTION 3

PLAN ADMINISTRATION

         The Committee shall be responsible for the administration of the Plan. However, the Committee shall have no authority, discretion or power (i) to select the Directors who will receive Stock Awards, (ii) to determine the Stock Awards to be granted pursuant to the Plan, the number of shares of Stock to be issued thereunder or the time at which such Stock Awards are to be granted,
(iii) to establish the nature of Stock Awards, or (iv) to alter any other terms or conditions specified in the Plan, except in the sense of administering the Plan subject to the provisions of the Plan. Subject to the foregoing limitation, the Committee, by majority action thereof, is authorized to interpret the Plan, prescribe, amend and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. No member of the Committee shall be liable for any action of determination made in good faith. The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

SECTION 4

STOCK SUBJECT TO THE PLAN

4.1 NUMBER OF SHARES. 150,000 shares of Stock are authorized for issuance under the Plan in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Committee may from time to time deem necessary. Shares of Stock which are issued as Stock Awards shall be applied to reduce the maximum number of shares of Stock remaining available for use under the Plan. The Company shall at all times during the term of the Plan retain as authorized and unissued Stock at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

4.2 ADJUSTMENTS FOR STOCK SPLIT, STOCK DIVIDEND, ETC. If the Company shall at any time increase or decrease the number of its outstanding shares of Stock or change in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or capitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the number of the shares of Stock as to which Stock Awards may be granted under the Plan shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence.

4.3 OTHER CHANGES IN STOCK. In the event there shal+0l be any change, other than as specified in Section 4.2, in the number or kind of outstanding shares of Stock or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged, and if the Committee shall in its discretion determine that such change equitably requires an adjustment in the number or kind of shares reserved for issuance pursuant to the Plan but are not then subject to a Stock Award, then such adjustments shall be made by the Committee and shall be effective for all purposes of the Plan.

4.4 DETERMINATION BY THE COMMITTEE, ETC. Adjustments under this Section 4 shall be made by the Committee, whose determinations with regard thereto shall be final and binding upon all parties thereto.

SECTION 5

PARTICIPATION

         Each Director shall receive Stock Awards on the terms and conditions set forth under the Plan.

SECTION 6

STOCK AWARDS

6.1 GRANT OF STOCK. Beginning with the 1995 term year, each Director shall receive fifty percent (50%) of the value of each of his fees as a director of the Company in the form of a Stock Award (the "Grants").

6.2 DATE OF GRANT, NUMBER OF SHARES. The Grants shall be made as of the last business day prior to each payment of the Directors' cash fees however often such fees may be paid during the year. The total number of shares of Stock included in each such Grant shall be determined by dividing the amount of the Director's fee that is to be paid in Stock by the Fair Market Value of a share of Stock on the date of grant. In no event shall the Company be required to issue fractional shares. Whenever under the terms of this

Section 6 a fractional share of Stock would otherwise be required to be issued, an amount in lieu thereof shall be paid to the Director in cash based upon the Fair Market Value of such fractional share.

6.3 RESTRICTIONS. Shares of Stock received pursuant to a Stock Award may not be sold, assigned, pledged, hypothecated, transferred or otherwise disposed of until at least six months after the date of grant of the Stock.

6.4 PRIVILEGES OF A STOCKHOLDER, TRANSFERABILITY. Subject to the terms of this Plan, a Director shall have all voting, dividend, liquidation and other rights with respect to Stock (in accordance with its terms) received by him as a Stock Award under this Sectiona6.

SECTION 7

RETENTION OF DIRECTOR

         Nothing contained in the Plan or in any Stock Award granted under the Plan shall interfere with or limit in any way the right to remove any Director from the Board pursuant to the bylaws of the Company, nor confer upon any Director any right to continue as a director of the Company.

SECTION 8

GENERAL RESTRICTIONS

8.1 INVESTMENT REPRESENTATIONS. The Company may require any Director to whom a Stock Award is to be granted, as a condition of receiving such Stock Award, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Stock subject to the Stock Award for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws. Further by accepting the Stock Award, each Director shall be deemed to have made the foregoing representation and does thereby reaffirm to the Company the foregoing representation as of the date of each such Stock Award.

8.2 COMPLIANCE WITH SECURITIES LAWS. Each Stock Award shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such Stock Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance of shares thereunder, such Stock Award may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

8.3 WITHHOLDING OF TAX. To the extent required by applicable law and regulation, each Director must arrange with the Company for the payment of any federal, state or local income or other tax applicable to the Stock Awards granted hereunder before the Company shall be required to deliver to the Director a certificate for such Stock free and clear of all restrictions under this Plan.

SECTION 9

PLAN AMENDMENT, MODIFICATION AND TERMINATION

         The Board may at any time terminate, and from time to time may amend or modify, the Plan; provided that no amendment or modification of the Plan shall be effective without approval of the amendment or modification by the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, including without limitation Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or if the Company, on the advice of counsel, determines that shareholder approval is otherwise necessary or desirable; and provided further that no amendment or modification shall be made more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated thereunder.

SECTION 10

REQUIREMENTS OF LAW

10.1 REQUIREMENTS OF LAW. The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

10.2 GOVERNING LAW. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Tennessee.

SECTION 11

DURATION OF THE PLAN

         The Plan shall terminate at such time as may be determined by the Board of Directors, and no Stock Award shall be granted after such termination.

                                                                     APPENDIX B

                               PLASTI-LINE, INC.
                 P.O. BOX 59043 KNOXVILLE, TENNESSEE 37950-9043

                                     PROXY

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints James R. Martin and Mark J. Deuschle, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of Plasti-Line, Inc. (the "Company") held of record by the undersigned on March 14, 1995, at the Annual Meeting of Stockholders to be held on April 18, 1995 or any adjournment thereof. The undersigned hereby revokes all proxies heretofore given.

1.  ELECTION OF DIRECTORS:               / / FOR all nominees listed below        / / WITHHOLD AUTHORITY
                                             (except as indicated to the contrary
                                             below)

  R. A. Banfield, H. L. Clark, Jr., J. G. Hanes, III, J. A. Haslam, III, D. F. Johnstone, J. R. Martin, J. H. Rymer, J. F. Smith, Jr., H. M. Watson, Jr.

    To withhold authority for any individual nominee, write that nominee's name on the following line.
                        ------------------------------.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO VOTE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES FOR DIRECTOR.

2. ADOPTION AND APPROVAL OF THE 1995 PLASTI-LINE, INC. EQUITY COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS.

  / / FOR            / / AGAINST            / / ABSTAIN

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO VOTE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ADOPTION AND APPROVAL OF THE 1995 PLASTI-LINE, INC. EQUITY COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS.

3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

                               PLASTI-LINE, INC.
                        Please sign and return promptly
                                                  Dated:                  , 1995
                                                  -----------------------

                                                  ------------------------------

                                                  ------------------------------
                                                   Signature(s) of Stockholder

                                                  Please date and sign exactly
                                                  as your name appears hereon.
                                                  When signing as executor,
                                                  administrator, trustee,
                                                  guardian, attorney, etc., full
                                                  title should be shown. If a
                                                  corporation, please sign in
                                                  full corporate name by an
                                                  authorized officer. If a
                                                  partnership, please sign in
                                                  partnership name by an
                                                  authorized person. If shares
                                                  are registered in more than
                                                  one name, all registered
                                                  owners should sign.

    THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE MEETING